EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Donald J. Radkoski (614) 492-4901
Aug. 21, 2006	or Tammy Roberts Myers (614) 492-4954
BOB EVANS FARMS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
     COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced unaudited financial results for the fiscal first quarter ended July 28, 2006.
     Total net sales for the quarter were $403.4 million, a 2 percent increase from $395.6 million in the corresponding period last year. Net income was $13.1 million, or $0.36 per share on a diluted basis, up significantly from $7.2 million, or $0.20 per share, a year ago. Results for the latest period include net pre-tax gains of $2.9 million, or $0.05 per share, on the sale of restaurant assets, as well as approximately $0.05 per share in stock-option and performance-incentive expenses.
     The earnings increase primarily reflects improved profitability in the restaurant segment from depressed levels in last year’s first quarter. The improvement was achieved despite continued soft sales trends at Bob Evans Restaurants, where same-store sales for the quarter were down 3.9 percent from a year ago. Bob Evans’ average menu prices were up 3.0 percent for the quarter. At Mimi’s Café, same-store sales rose 0.4 percent, with average menu prices up 2.5 percent, from a year ago. Overall, the restaurant segment’s sales for the quarter increased 1 percent, and operating income rose 64 percent (40 percent excluding the gains on asset sales).
     Chief Executive Officer Steve Davis said, “Same-store sales remained a challenge at Bob Evans Restaurants, with particularly sharp declines in our dinner traffic. Late in the quarter, we introduced two important product lines — three varieties each of our new Country Benedicts and our new Knife & Fork Sandwiches — which are designed to help drive stronger sales, particularly as we put increased marketing support behind our Knife & Fork Sandwiches in the weeks ahead. These products are consistent with our homestyle positioning, represent a great value for our customers and are the beginning of several new product innovations for both breakfast and dinner. We also achieved notable margin improvement in the restaurant segment in the first quarter, with food costs down approximately two percentage points from a year ago. Davis continued, “We are also confident that the recent appointment of Roger Williams as president of Bob Evans Restaurants will sharpen our focus on driving same-store sales.”
     During the first quarter, the company opened four new Bob Evans Restaurants and closed one. At Mimi’s Café, two new restaurants were opened during the quarter. For the full fiscal year, the company now expects to open approximately 10 new Bob Evans Restaurants and 14 Mimi’s Cafes. Capital expenditures for fiscal 2007 are budgeted at approximately $87 million, compared with $113 million in fiscal 2006.
     In the food products segment, results for the first quarter reflected continued strong sales momentum, as pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 13 percent. The results also benefited from lower raw material costs in the company’s sausage business, as average hog costs declined to $37.00 per hundredweight from $48.00 a year ago. Overall, the segment’s net sales for the quarter rose 10 percent, and operating income increased 8 percent compared to the first quarter a year ago. Food products segment operating income for the quarter included $1.5 million (pre-tax) of certain stock-option and performance-incentive expenses. Davis noted, “Our food products business continues to perform well, driven in part by the compelling combination of quality, value and convenience that we provide through products such as our refrigerated entrees and side dishes.”
     Davis concluded, “For the near term, our focus is primarily on improving same-store sales and profitability at Bob Evans Restaurants where breakfast is our heritage and dinner is our opportunity through product innovation, more effective marketing and exceptional customer service. We have curtailed our investment in new Bob Evans Restaurant locations pending a significant improvement in projected returns. Meanwhile, we will continue to invest in new Mimi’s Cafés. Also, as reflected in our recent dividend announcement earlier this month, we are redeploying a portion of our surplus cash flow into an increased dividend payout, and we may also begin repurchasing Bob Evans stock under our existing board authorization. Longer term, we continue to believe our restaurant and food products businesses are well-positioned to meet consumer needs and leverage our strong market shares for the benefit of our stockholders.”
     On Aug. 11, 2006, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 14 cents ($0.14) per share on the company’s outstanding common stock, a 16.7 percent increase from the previous quarterly dividend rate. The dividend is payable Sept. 1, 2006, to stockholders of record at the close of business on Aug. 21, 2006.
     A reconciliation to GAAP measures of certain non-GAAP measures contained in this release is set forth below. The company is also making available in conjunction with this news release additional quarterly financial information as of and for the quarterly period ended July 28, 2006. This additional quarterly information is available on the company’s Web site at www.bobevans.com by clicking on “Home,” “Investors” and then “Company IR Profile.”
     Company executives will discuss the results during a conference call Tuesday, Aug. 22, 2006, at 10 a.m. ET. To listen, call (888) 694-4767 (conference ID number 7700758) or log-in to the webcast at www.bobevans.com. The call will be available for replay for 48 hours, beginning Tuesday, Aug. 22, 2006, immediately following the call by calling toll free (877) 519-4471, pin code 7700758. The webcast version will also be archived on the company’s Web site.
     Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 104 Mimi’s Café casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended
	July 28, 2006	July 29, 2005
Net Sales
Restaurant Segment	$343,508	$341,032
Food Products Segment	59,865	54,608

Total	$403,373	$395,640

Operating Income
Restaurant Segment	$20,168	$12,312
Food Products Segment	1,818	1,689

Total	$21,986	$14,001

Net Interest Expense	$2,483	$2,969

Income Before Income Taxes	$19,503	$11,032

Provisions for Income Taxes	$6,417	$3,872

Net Income	$13,086	$7,160

Earnings Per Share
Basic	$0.36	$0.20
Diluted	$0.36	$0.20

Average Shares Outstanding
Basic	36,200	35,421
Diluted	36,467	35,645
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	Three Months Ended
	July 28, 2006	July 29, 2005
Operating Income, GAAP	$21,986	$14,001
Special Item — Net gain on Asset Disposals	2,887	0

Operating Income, Non-GAAP	$19,099	$14,001

Net Income, GAAP	$13,086	$7,160
Special Item — Net Gain on Asset Disposals	1,937	0

Net Income, Non-GAAP	$11,149	$7,160

Basic Earnings Per Share, GAAP	$0.36	$0.20
Basic Earnings Per Share, Non-GAAP	$0.31	$0.20

Diluted Earnings Per Share, GAAP	$0.36	$0.20
Diluted Earnings Per Share, Non-GAAP	$0.31	$0.20

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.